EXHIBIT 10.4

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (the “Agreement”), dated as of December 12, 2009, is made and entered into between Highbury Financial Inc., a Delaware corporation (“Highbury”), and Berkshire Capital Securities LLC, a Delaware limited liability company (“Berkshire”).

Recitals

A.           Highbury and Berkshire entered into that certain Office Service Agreement, dated as of October 31, 2007, which replaced that certain Office Service Agreement, dated as of November 30, 2006, between Highbury and Berkshire, which replaced that certain Office Service Agreement, dated as of December 21, 2005, between Highbury and Berkshire (the “Office Service Agreement”), to provide Highbury office space and certain general and administrative services.

B.           Highbury and Berkshire entered into (i) that certain Letter Agreement, dated as of February 2, 2007, whereby Highbury retained Berkshire to act as a non-exclusive financial advisor in connection with a proposed acquisition transaction or a series of acquisition transactions by Highbury, (ii) that certain Letter Agreement, dated as of September 18, 2009, whereby Highbury retained Berkshire to act as a non-exclusive financial advisor in connection with a review of strategic alternatives including a potential business combination involving Highbury and another party and (iii) that certain Letter Agreement, dated as of June 29, 2009, whereby Highbury agreed that certain valuation services delivered by Berkshire would be subject to the indemnification provisions of the letter agreement, dated February 2, 2007, between Highbury and Berkshire (collectively, the “Letter Agreements” and, collectively with the Office Service Agreement, the “Berkshire Agreements”).

C.           Highbury and Berkshire desire to terminate the Berkshire Agreements as of the Closing Date, as defined in that certain Agreement and Plan of Merger, dated as of December 12, 2009, by and among Affiliated Managers Group, Inc., Manor LLC and Highbury (the “Merger Agreement”) (such date of termination, the “Effective Date”).

In consideration of the foregoing recitals, the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.           Termination of the Berkshire Agreements.  Notwithstanding any provisions to the contrary in the Berkshire Agreements, but subject to Section 2 below, the parties hereby agree that the Berkshire Agreements shall terminate at midnight Eastern time on the Effective Date.  The parties hereby waive any and all notice periods required prior to the termination of the Berkshire Agreements being deemed effective and hereby waive any and all fees that would have accrued after the Effective Date under the Berkshire Agreements.  On or prior to the Effective Date, Highbury will pay Berkshire all amounts accrued under the Berkshire Agreements as of the Effective Date.

2.           Indemnification Rights.  Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to affect in any way Berkshire’s or Highbury’s rights or obligations under any of the Berkshire Agreements relating to any indemnification, exculpation or contribution provisions therein.

3.           No Default by Highbury.  As of the date of this Agreement and to the best of Berkshire’s knowledge, Highbury has not breached and is not in default under the terms of the Berkshire Agreements and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default by Highbury thereunder.

4.           No Default by Berkshire.  As of the date of this Agreement and to the best of Highbury’s knowledge, Berkshire has not breached and is not in default under the terms of the Berkshire Agreements, and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default by Berkshire thereunder.

5.           No Liability. As of the date hereof, Highbury acknowledges and agrees that it has no counterclaims, defenses, credits, deductions, or offsets to its obligations under the Berkshire Agreements or to enforcement of any of Berkshire’s rights thereunder.  As of the date hereof, Berkshire acknowledges and agrees that (i) it has no counterclaims, defenses, credits, deductions, or offsets to its obligations under the Berkshire Agreements or to enforcement of any of Highbury’s rights thereunder and (ii) Highbury has not committed any acts that may obligate Highbury to indemnify Berkshire under the Berkshire Agreements and Berkshire is not aware of any circumstances, actions or events that might give rise to any claim to the contrary.

6.           No Other Agreements. The parties hereby acknowledge that there are no other agreements, contracts or arrangements between Highbury and Berkshire, other than the Berkshire Agreements identified herein.

7.           Effective Date.  This Agreement shall constitute a binding agreement between the parties as of the date hereof; provided, however, that in the event the Merger Agreement is terminated for any reason without the Effective Date having occurred, this Agreement shall be terminated without further obligation or liability on the part of any party hereto.

8.           Miscellaneous.  This Agreement may be executed in any number of counterparts, which together shall constitute the agreement of the parties.  The parties hereto agree that the parties shall deem facsimile signatures on this Agreement effective as originals for all purposes.  This Agreement contains the entire agreement of the parties concerning the subject matter hereof, and may not be amended, modified, or supplemented without the prior written consent of both parties hereto.  The recitals contained herein are incorporated herein by this reference in their entirety.  This Agreement shall be binding upon and inure to the benefit of Highbury and Berkshire and their respective successors and permitted assigns, and shall be governed by and in accordance with the laws of the State of Delaware.

This Agreement is made and entered into as of the date first written above.

HIGHBURY FINANCIAL INC.,

By:  /s/ Richard S. Foote

Name:   Richard S. Foote
Title:     President and Chief Executive Officer

BERKSHIRE CAPITAL SECURITIES LLC,

By:  /s/ R. Bruce Cameron

Name:  R. Bruce Cameron
Title:    President and CEO